Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358 and 333-180932 on Form S-8 and Registration Statement No. 333-173822 on Form S-3 of Celanese Corporation of our report dated February 10, 2011 related to the financial statements of National Methanol Company (Ibn Sina) (which expresses an unqualified opinion and includes an explanatory paragraph relating to differences between accounting principles generally accepted in the Kingdom of Saudi Arabia and accounting principles generally accepted in the United States of America) for the year ended December 31, 2010, appearing in this Annual Report on Form 10-K of Celanese Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE BAKR ABULKHAIR & CO.

Al Khobar
Kingdom of Saudi Arabia
February 8, 2013